Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108223, No. 333-85150, No. 333-62869 and No. 033-63026 of Morgan Stanley 401(k) Plan (the “Plan”) each on Form S-8 of our report dated June 28, 2013 (June 27, 2014, as to the effects of the restatement discussed in Note 2), relating to the Statement of Net Assets Available for Benefits of the Plan as of December 31, 2012, appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

New York, NY
June 27, 2014